AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                 PRINCIPAL UNDERWRITING AND SERVICING AGREEMENT

         THIS AMENDMENT NO. 1 (the "Amendment") is entered into this 15th day of March, 1999, by and between AAL Capital Management Corporation ("Distributor") and Aid Association for Lutherans ("AAL"), on behalf of itself and on behalf of the AAL Variable Account I, AAL Variable Account II, and the AAL Variable Life Account I, for the purpose of amending the Principal Underwriting and Servicing Agreement by and between those two parties dated November 23, 1994, as amended and restated on March 4, 1998 (as so amended and restated the "Distributor Agreement"). Capitalized terms used in this Amendment which are not defined herein shall have the meanings defined for such terms in the Distributor Agreement.

         WHEREAS, AAL and its newly established separate account, AAL Variable Annuity Account II, a separate account registered under the Investment Company Act of 1940, propose to offer for sale to the public certain single premium immediate variable annuity contracts;

         WHEREAS, effective upon the effectiveness of AAL Variable Annuity Account II's registration statement filed under the Securities Act of 1933, AAL desires to appoint the Distributor as, and the Distributor desires to accept appointment as, the principal underwriter in a continuous offering of the single premium immediate annuity contracts for AAL, and the parties thereby wish to amend the Distributor Agreement to cover the Distributor's offer and sale of the single premium immediate variable annuity contracts of AAL Variable Annuity Account II;

         NOW, THEREFORE, for consideration described in the Distributor Agreement and to carry out the mutual promises and intentions of the parties set forth herein, the parties to this Amendment hereby agree to amend the Distributor Agreement as follows:

1. ACCOUNTS. As used in the Distributor Agreement, the term "ACCOUNTS" shall include the AAL Variable Annuity Account II, in addition to the AAL Variable Annuity Account I and AAL Variable Life Account I.

2. Certificate. As used in the Distributor Agreement, the term "Certificates" shall include single premium immediate variable annuity contracts proposed to be offered by AAL through AAL Variable Annuity Account II.

3. Sales Commissions. AAL will pay Distributor a sales commission on sales of single premium immediate variable annuity contracts in accordance with the schedule for Variable Annuities set forth on Schedule A attached to the Distributor Agreement.

4. Effect on Other Provisions. Except to extend the terms of the Distributor Agreement to cover and include the offer and sale of single premium immediate variable annuity contracts offered by AAL through the AAL Variable Annuity Account II, and except as explicitly amended by this Amendment, the terms and provisions of the Distributor Agreement shall continue in full force and effect, unaffected by the provisions of this Amendment.


IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized officer as of the day and year written above.


AID ASSOCIATION FOR LUTHERANS                AAL CAPITAL MANAGEMENT
                                             CORPORATION


By:      /s/John O. Gilbert                  By:      /s/Ronald G. Anderson
         ------------------------------               --------------------------
         John O. Gilbert                              Ronald G. Anderson
         President and Chief                          President and Chief
         Executive Officer                            Executive Officer



Attest:  /s/Woodrow E. Eno                   Attest:  /s/Woodrow E. Eno
         ------------------------------               --------------------------
         Woodrow E. Eno                               Woodrow E. Eno
         Senior Vice-President,                       Senior Vice President,
         Secretary and General                        Secretary and General
         Counsel                                      Counsel